SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC 20549

                             FORM N-8A

                   NOTIFICATION OF REGISTRATION
               FILED PURSUANT TO SECTION 8(a) OF THE
                  INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Oppenheimer Stable Value Fund

Address of Principal Business Office (No. & Street, City, State,
Zip Code):

      Two World Trade Center, New York, New York 10048-0203

Telephone Number (including area code):  (212) 323-0200

Name and address of agent for service of process:

      Andrew J. Donohue, Esq.
      Executive Vice President & General Counsel
      OppenheimerFunds, Inc.
      Two World Trade Center - Suite 3400
      New York, New York 10048-0203

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes X No ___

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Pursuant  to the  requirements  of the  Investment  Company  Act  of  1940,  the
registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 5th day of June, 1998

                          Oppenheimer Stable Value Fund


                          By: /s/ Andrew J. Donohue
                          -----------------------------------
                          Andrew J. Donohue, Secretary

Attest:

/s/ Robert G. Zack
-----------------------------------
Robert G. Zack, Assistant Secretary


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